Exhibit 99.1

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS

FOR THE 2015 SECOND QUARTER

Updates Status of El Dorado Facility Expansion

Provides Chemical Business Product Volume Guidance for 2015 Third Quarter

OKLAHOMA CITY, Oklahoma… August 7, 2015… LSB Industries, Inc. (“LSB”) (NYSE: LXU) today announced results for the second quarter ended June 30, 2015.

Financial Highlights of Second Quarter 2015 Compared to Second Quarter 2014

•	Net sales decreased 9.4% to $182.7 million compared to $201.7 million.

•	Operating income was $2.6 million compared to operating income of $23.8 million.

•	EBITDA was $13.0 million compared to $32.6 million.

•	Net income applicable to common shareholders was $0.4 million, or $0.02 per diluted share, compared to net income applicable to common shareholders of $11.1 million, or $0.47 per diluted share.

“Our second quarter results were impacted by both internal and external factors,” stated Barry Golsen, LSB’s President and CEO. “Chemical Business sales declined primarily as a result of a 17 day unplanned outage at our Pryor Facility ammonia plant during May which was caused by the need to replace a failed heat exchanger and, to a lesser extent, a water main break in the industrial park where the facility is located. Additionally, the lower Chemical sales as compared to prior year second quarter reflects the previously discussed April 2015 expiration of our contract with Orica for low density ammonium nitrate. A final factor negatively affecting second quarter Chemical Business results was the impact of unfavorable weather in our agricultural markets, which shortened the spring fertilizer application season, reducing our volumes and depressing prices for ammonia, UAN and AN in the quarter.”

Mr. Golsen continued, “Our Climate Control Business delivered solid growth in sales driven by demand for our hydronic fan coils, large custom air handlers and modular chillers. The outlook for commercial/institutional and residential construction appears strong and we have been focused on cultivating our customer relationships and new product development efforts to position our business to capitalize on these growth opportunities. Climate Control operating profit declined as compared to the prior year period due to lower sales of heat pumps, higher warranty expense and freight costs along with an increase in personnel related costs.”

Chemical Business Second Quarter 2015 Compared to Second Quarter 2014:

	Three Months Ended June 30,
	2015	2014	Change
	(In millions)
Net sales	$112.8	$135.8	$(23.0)
Operating income	$6.8	$23.6	$(16.8)
Segment EBITDA	$15.8	$31.1	$(15.3)

Comparison of 2015 period to 2014 period:

•	Net sales decreased due to lower demand from mining customers primarily reflecting reduced volumes of low-density ammonium nitrate related to the April 2015 expiration of the Company’s take-or-pay contract with Orica and overall softening in the coal markets. Agricultural product volumes declined compared to the prior year quarter due largely to an unplanned outage of 17 days at the Pryor Facility ammonia plant resulting from a failed heat exchanger along with a water main break in the industrial park where the facility is located.

•	Operating income and EBITDA, declined in the second quarter due to lower sales and lower absorption of fixed overhead costs at the El Dorado Facility resulting primarily from the decreased production and sales of low density ammonium nitrate attributable to the aforementioned Orica contract.

•	The El Dorado Facility produces agricultural grade AN, nitric acid and industrial grade AN from purchased ammonia, which is currently at a cost disadvantage compared to products produced from natural gas. This cost disadvantage, along with the lost sales volume impact from the loss of Orica and certain additional expenses related to the El Dorado Expansion projects, resulted in an operating loss for the facility during the 2015 period of approximately $10 million compared to an operating loss of approximately $1 million in second quarter 2014.

	Three Months Ended June 30,
	2015		2014
	(Dollars in millions)
Sales by Market Sector	Sales	Sector Mix	Sales	Sector Mix	% Change
Agricultural	$60.9	54%	$75.4	56%	(19)%
Industrial, mining and other	51.9	46%	60.4	44%	(14)%

	$112.8		$135.8		(17)%

The following tables provide key operating metrics for the Agricultural products of our Chemical Business.

	Three Months Ended June 30,
Product (tons sold)	2015	2014	% Change
Urea ammonium nitrate (UAN)	88,440	102,688	(14)%
Ammonium nitrate (AN)	61,119	73,636	(17)%
Ammonia	22,761	25,392	(10)%
Other	9,240	13,400	(31)%

	181,560	215,116	(16)%

Average Selling Prices (price per ton)
UAN	$246	$268	(8)%
AN	$333	$352	(5)%
Ammonia	$525	$520	1%

With respect to sales of Industrial, Mining and Other Chemical Products, the following table indicates the volumes sold of our major products.

	Three Months Ended June 30,
Product (tons sold)	2015	2014		% Change
Nitric acid	134,333	115,083		17%
LDAN	16,453	25,615	(A)	(36)%
AN solution	26,189	25,715		2%
Ammonia	10,571	11,273		(6)%

(A)	Under the Orica contract that expired in April 2015, Orica paid for 60,000 tons of ammonium nitrate in Q2 2014, but actual tons sold to Orica for the quarter were 22,366.

Input Costs
Average purchased ammonia cost/ton	$455	$523	(13)%
Average natural gas cost/MMbtu	$3.16	$4.55	(31)%

Climate Control Business Second Quarter 2015 Compared to Second Quarter 2014:

	Three Months Ended June 30,
	2015	2014	Change
	(In millions)
Net sales	$66.8	$62.8	$4.0
Operating income	$4.0	$4.6	$(0.6)
Segment EBITDA	$5.2	$5.8	$(0.6)

Comparison of 2015 period to 2014 period:

•	Net sales increased largely due to higher sales of hydronic fan coils and other HVAC products, primarily custom air handlers and modular chillers. These results include a $6 million sales reduction in the second quarter of 2015 as compared to the second quarter of 2014, which resulted from the loss of the water source heat pump Carrier contract. Excluding Carrier water source heat pump sales, overall commercial/institutional product sales increased 22% while residential product sales decreased 3%.

•	Operating income and EBITDA were lower compared to the prior year period as the increase in gross profit generated by higher sales was offset by higher warranty expense due to specific project claims, an increase in freight costs resulting from product and customer mix, and higher personnel costs, the total which includes one-time expenses of approximately $700,000.

•	New orders for Climate Control products were $70.2 million in the second quarter of 2015, down 15% compared to the second quarter of 2014, but up 6% from the first quarter of 2015. New orders from the commercial end-markets were down 15% from the second quarter of 2014, while residential product new orders declined 20% reflecting the termination of our activity with Carrier in May 2014 for the sale of heat pumps. Backlog of $75.1 million as of June 30, 2015 increased approximately 10% over second quarter 2014 levels and was 9% higher than our backlog at March 31, 2015. As of July 31, 2015, backlog was $74.5 million.

	Three Months Ended June 30,
	2015		2014
	(Dollars in millions)
Sales by Market Sector	Sales	Sector Mix	Sales	Sector Mix	% Change
Commercial/Institutional	$58.4	87%	$53.3	85%	10%
Residential	8.4	13%	9.5	15%	(12)%

	$66.8		$62.8		6%

Sales by Product Category	Sales	Product Mix	Sales	Product Mix	% Change
Heat pumps	$38.7	58%	$41.9	67%	(8)%
Fan coils	16.2	24%	12.4	20%	31%
Other HVAC	11.9	18%	8.5	13%	40%

	$66.8		$62.8		6%

Financial Position and Capital Additions

As of June 30, 2015, total cash and investments were $157.7 million, including short-term investments.

Total long-term debt was $470.2 million at June 30, 2015 compared to $457.3 million at December 31, 2014 and our $100 million Working Capital Revolver Loan remains undrawn (borrowing availability, which is tied in to eligible accounts receivable and inventories, was $75.3 million at June 30, 2015). Interest expense, net of capitalized interest, for the second quarter of 2015 was $2.2 million compared to $5.7 million for the same period in 2014.

Capital additions were $112.3 million in the second quarter of 2015, including $104.5 million relating to the expansion projects at the El Dorado Facility, which include a 1,150 ton per day anhydrous ammonia production plant; a new 1,100 ton per day 65% strength nitric acid plant and concentrator; and other support infrastructure. Planned capital additions for the remainder of 2015, in the aggregate, are estimated to range from $254 million to $290 million, including $223 million to $243 million remaining for the El Dorado expansion projects. However, it is possible that a portion of the capital additions for the expansion projects could occur during the first quarter of 2016.

The Company’s outlook for sales volume for the third quarter of 2015 in its Chemical Business is as follows:

Products	Sales (tons)
Agriculture:
UAN	95,000 – 105,000
HDAN	22,500 – 27,500
Ammonia	20,000 – 30,000

Industrial, Mining and Other:
Nitric acid	140,000 – 150,000
LDAN	10,000 – 15,000
AN solution	20,000 – 25,000
Ammonia	11,000 – 13,000

El Dorado Facility Expansion Update

During the first part of August 2015, the engineering, procurement and construction contractor and other consultants we have retained in connection with the El Dorado Expansion projects advised us they are now estimating that the total cost to complete the El Dorado Expansion projects will exceed what we previously projected, due, in part, to work performed by a previous subcontractor. We have now been advised that the total cost to complete the El Dorado Expansion projects is estimated to be in the range of $660 million to $680 million ($437 million spent as of June 30, 2015 and $223 million to $243 million to be spent in the balance of 2015 with the possibility that a portion of these capital additions could occur during the first quarter of 2016).

It is expected that the new ammonia plant will be mechanically complete by the end of 2015 and should begin production early in the second quarter 2016. As it relates to the new nitric acid plant and concentrator, the concentrator went into production in June 2015 and the nitric acid plant is expected to be mechanically complete in September 2015, with production beginning mid-fourth quarter 2015.

We expect to be able to fund the cash needs for our operations and our capital expenditures, including the El Dorado Expansion projects and our other planned discretionary capital projects, from cash on hand, internally generated cash flow, working capital, borrowings under our working capital revolver, and other financings. We are currently negotiating with third party lenders for the financing for certain discrete pieces of equipment in connection with the El Dorado Expansion projects. Additionally, the Indenture governing our Senior Secured Notes allows us to incur an additional $50 million in debt. We are also in discussions with other financing providers to provide additional capital, as needed, for the completion of the El Dorado Expansion projects. If for some reason we are unable to complete these financings or there is a shortfall in our internally generated cash flow, either of which would negatively affect our ability to fund all of the discretionary capital projects we had planned to complete or initiate during the balance of 2015 and 2016, we would be required to reduce, delay the start of, or terminate at least some of these capital projects.

LSB to Implement Strategic and Corporate Governance Enhancements

LSB also today announced in a separate press release that the Strategic Committee of the LSB Board of Directors, comprised of independent directors, presented the Board of Directors with a report and certain recommendations on July 30, 2015 following an evaluation of the Company’s business strategy, corporate governance structure, related party transactions and other governance practices of the Company. LSB intends to implement the initiatives and corporate governance enhancements recommended by the Strategic Committee while continuing to execute on the Company’s strategy to create sustained shareholder value by lowering production costs, improving manufacturing efficiency, driving sales growth and enhancing profitability.

Conference Call

LSB’s management will host a conference call covering the second quarter results on Friday, August 7, 2015 at 10:00 am ET/9:00 am CT to discuss these results and recent corporate developments. Participating in the call will be Executive Chairman, Jack E. Golsen; President and CEO, Barry H. Golsen and CFO, Mark Behrman. Interested parties may participate in the call by dialing (201) 493-6739. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of Investor Info tab.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes before the conference call to download and install any necessary audio software. The conference call webcast will be archived on the Company’s website. LSB suggests that listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB is a manufacturing and marketing company. LSB’s principal business activities consist of the manufacture and sale of chemical products for the agricultural, mining and industrial markets; and, the manufacture and sale of commercial and residential climate control products, such as water source and geothermal heat pumps, hydronic fan coils, modular geothermal and other chillers and large custom air handlers.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “plans to,” “estimates,” “projects” or similar expressions, and include but not limited to, outlook for commercial and residential construction; planned capital additions for balance of 2015; cost of El Dorado facility expansion and timing of completion; funding of capital expenditures and cash needs; effect if not able to complete additional financings; and implementation of recommendation by Strategic Committee.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions; weather conditions; lack of growth in the commercial and residential construction industry; acceptance by the market of our geothermal heat pump products; acceptance of our technology; increased competitive pressures, domestically and foreign; price increases for raw materials; loss of significant customer; changes to federal legislation or adverse regulations; available working capital; ability to install necessary equipment and renovations at the El Dorado Facility and the Pryor Facility in a timely manner; receipt in a timely manner of production equipment; problems with production equipment; and other factors set forth under “Risk Factors” and “A Special Note Regarding Forward-Looking Statements” in the Form 10-K for year ended December 31, 2014 and in the Form 10-Q for the quarter ended March 31, 2015, which contain a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this release.

Company Contact: Mark Behrman, Chief Financial Officer (405) 235-4546	Investor Relations Contact: Fred Buonocore (212) 836-9607 Linda Latman (212) 836-9609 The Equity Group Inc.

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Six Months and Three Months Ended June 30,

	Six Months		Three Months
	2015	2014	2015	2014
	(In Thousands, Except Per Share Amounts)

Net sales	$376,517	$380,187	$182,659	$201,662
Cost of sales	299,276	282,596	147,777	152,793

Gross profit	77,241	97,591	34,882	48,869

Selling, general and administrative expense	60,216	52,156	32,025	24,498
Provision for (recovery of) losses on accounts receivable	513	(156)	491	3
Property insurance recoveries in excess of losses incurred	—	(5,147)	—	—
Other expense (income), net	(271)	1,113	(194)	604

Operating income	16,783	49,625	2,560	23,764

Interest expense, net	5,628	12,379	2,230	5,671
Non-operating other income, net	(84)	(153)	(49)	(76)

Income from continuing operations before provisions (benefit) for income taxes and equity in earnings of affiliate	11,239	37,399	379	18,169
Provisions (benefit) for income taxes	4,140	14,701	(41)	7,047
Equity in earnings of affiliate	—	(79)	—	(12)

Income from continuing operations	7,099	22,777	420	11,134

Net loss from discontinued operations	33	23	3	21

Net income	7,066	22,754	417	11,113

Dividends on preferred stocks	300	300	—	—

Net income applicable to common stock	$6,766	$22,454	$417	$11,113

Weighted-average common shares:
Basic	22,711	22,539	22,748	22,545

Diluted	23,412	23,650	23,777	23,660

Income per common share:
Basic	$0.30	$1.00	$0.02	$0.49

Diluted	$0.29	$0.96	$0.02	$0.47

LSB Industries, Inc.

Financial Highlights

Six Months and Three Months Ended June 30,

	Six Months		Three Months
	2015	2014	2015	2014
	(In Thousands)
Net sales:
Chemical	$239,582	$250,977	$112,768	$135,756
Climate Control	132,040	123,100	66,842	62,751
Other	4,895	6,110	3,049	3,155

	$376,517	$380,187	$182,659	$201,662

Gross profit: (1)
Chemical (2)	$35,457	$57,682	$13,627	$29,256
Climate Control	40,043	37,766	20,081	18,502
Other	1,741	2,143	1,174	1,111

	$77,241	$97,591	$34,882	$48,869

Operating income: (3)
Chemical (2)	$23,500	$52,402	$6,840	$23,589
Climate Control	8,316	8,944	4,004	4,612
Other	576	901	578	514
General corporate expenses (4)	(15,609)	(12,622)	(8,862)	(4,951)

	16,783	49,625	2,560	23,764

Interest expense, net (5)	5,628	12,379	2,230	5,671
Non-operating income, net:
Chemical	(61)	(140)	(28)	(63)
Climate Control	(4)	—	(4)	—
Corporate and other business operations	(19)	(13)	(17)	(13)
Provisions (benefit) for income taxes	4,140	14,701	(41)	7,047
Equity in earnings of affiliate - Climate Control	—	(79)	—	(12)

Income from continuing operations	$7,099	$22,777	$420	$11,134

(1)	Gross profit by business segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.
(2)	During the first quarter of 2014, we recognized business interruption and property insurance recoveries totaling $28.0 million, of which approximately $22.9 million was recognized as a reduction to cost of sales.
(3)	Our chief operating decision makers use operating income by business segment for purposes of making decisions that include resource allocations and performance evaluations. Operating income by business segment represents gross profit by business segment less selling, general and administrative expense (“SG&A”) incurred by each business segment plus other income and other expense earned/incurred by each business segment before general corporate expenses.

LSB Industries, Inc.

Financial Highlights

Three Months Ended June 30, 2015 and 2014

(4)	General corporate expenses consist of the following:

	Six Months Ended June 30,		Three Months Ended June 30,
	2015	2014	2015	2014
	(In Thousands)
Selling, general and administrative:
Personnel costs	$(6,690)	$(4,344)	$(4,088)	$(2,812)
Fees and expenses relating to shareholders (A)	(4,334)	(4,462)	(2,655)	(262)
Professional fees	(2,831)	(2,148)	(1,287)	(960)
All other	(1,771)	(1,718)	(874)	(944)

Total selling, general and administrative	(15,626)	(12,672)	(8,904)	(4,978)
Other income	69	50	45	27
Other expense	(52)	—	(3)	—

Total general corporate expenses	$(15,609)	$(12,622)	$(8,862)	$(4,951)

(A)	These fees and expenses include costs associated with evaluating and analyzing proposals received from certain activist shareholders and dealing, negotiating and settling with those shareholders in order to avoid proxy contests.

(5)	During the six and three months ended June 30, 2015, interest expense is net of capitalized interest of $12.6 million and $7.0 million, respectively. During the six and three months ended June 30, 2014, interest expense is net of capitalized interest of $5.3 million and $3.0 million, respectively.

LSB Industries, Inc.

Consolidated Balance Sheets

	June 30,	December 31,
	2015	2014
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$132,708	$186,811
Restricted cash	238	365
Short-term investments	25,000	14,500
Accounts receivable, net	85,343	88,074
Inventories:
Finished goods	25,440	28,218
Work in progress	2,505	2,763
Raw materials	26,109	25,605

Total inventories	54,054	56,586
Supplies, prepaid items and other:
Prepaid insurance	6,305	13,752
Precious metals	14,116	12,838
Supplies	16,827	15,927
Prepaid and refundable income taxes	2,972	7,387
Other	6,555	5,438

Total supplies, prepaid items and other	46,775	55,342
Deferred income taxes	15,998	17,204

Total current assets	360,116	418,882

Property, plant and equipment, net	787,465	619,205

Other assets:
Noncurrent restricted cash and cash equivalents	—	45,969
Noncurrent restricted investments	—	25,000
Other, net	30,598	27,949

Total other assets	30,598	98,918

	$1,178,179	$1,137,005

(Continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	June 30, 2015	December 31, 2014
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$106,317	$81,456
Short-term financing	4,805	11,955
Accrued and other liabilities	49,195	51,166
Current portion of long-term debt	24,095	10,680

Total current liabilities	184,412	155,257

Long-term debt	446,091	446,638

Noncurrent accrued and other liabilities	18,432	17,934

Deferred income taxes	85,391	83,128

Commitments and contingencies

Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 27,109,544 shares issued (26,968,212 shares at December 31, 2014)	2,711	2,697
Capital in excess of par value	173,562	170,537
Retained earnings	292,954	286,188

	472,227	462,422
Less treasury stock, at cost:
Common stock, 4,320,462 shares	28,374	28,374

Total stockholders’ equity	443,853	434,048

	$1,178,179	$1,137,005

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA Reconciliations

EBITDA is defined as net income plus interest expense, depreciation, and depletion of property plant and equipment, amortization of other assets, less interest included in amortization, plus provision for income taxes plus loss from discontinued operations. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income to EBITDA for the periods indicated.

	Six Months Ended June 30,		Three Months Ended June 30,
	2015	2014	2015	2014
	($ in millions)

LSB Consolidated

Net income	$7.1	$22.8	$0.4	$11.1
Plus:
Interest expense	5.6	12.4	2.2	5.7
Depreciation and amortization	19.8	17.4	10.4	8.7
Provisions for income taxes	4.2	14.7	—	7.1

EBITDA	$36.7	$67.3	$13.0	$32.6

Chemical Business

Operating income	$23.5	$52.4	$6.8	$23.6
Plus:
Non-operating income	0.1	0.2	0.1	0.1
Depreciation and amortization	16.7	14.8	8.9	7.4

EBITDA	$40.3	$67.4	$15.8	$31.1

Climate Control Business

Operating income	$8.3	$8.9	$4.0	$4.6
Plus:
Equity in earnings	—	0.1	—	—
Depreciation and amortization	2.4	2.3	1.2	1.2

EBITDA	$10.7	$11.3	$5.2	$5.8